SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C. 20549


                                  FORM 8-K

                               CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


    Date of report (Date of earliest event reported):  February 22, 2001


                                ASHLAND INC.
           (Exact name of registrant as specified in its charter)


                                  Kentucky
               (State or other jurisdiction of incorporation)

      1-2918                                               61-0122250
(Commission File Number)                                 (I.R.S. Employer
                                                        Identification No.)


50 E. RiverCenter Boulevard, Covington, Kentucky            41012-0391
    (Address of principal executive offices)                (Zip Code)


           P.O. Box 391, Covington, Kentucky                41012-0391
                   (Mailing Address)                        (Zip Code)


    Registrant's telephone number, including area code (859) 815-3333






ITEM 5.  OTHER EVENTS

     On June 22, 1999, Ashland Inc. ("Ashland"), as a shareholder of Arch Coal, Inc. ("Arch Coal"), announced that it had retained the investment banking firm of Goldman Sachs to help Ashland explore strategic alternatives for its investment in Arch Coal.
         On March 16, 2000, Ashland's board of directors declared a taxable distribution to its shareholders of approximately 17.4 million of its 22.1 million shares of Arch Coal Common Stock. On March 27, 2000, Ashland distributed these 17.4 million shares of Arch Coal Common Stock to its shareholders of record on March 24, 2000. Each share of Ashland Common Stock received 0.246097 shares of Arch Coal Common Stock. In addition, Ashland shareholders received $7.1875 per share for any fractional shares of Arch Coal Common Stock, which was determined to be the value of Arch Coal Common Stock on the record date.
     At that time, Ashland announced that it intended to dispose of its remaining 4.7 million shares of Arch Coal Common Stock in a transaction or transactions that qualify as a sale for federal income tax purposes by March 2001. On September 6, 2000, Arch Coal filed a registration statement under the Securities Act of 1933, as amended, for the sale of 4,756,968 shares of Arch Coal Common Stock by Ashland in an underwritten public offering. These shares were sold on February 22, 2001 at a price of $19.00 per share, before underwriter's commission.


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                                 SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                 ASHLAND INC.
                                      -----------------------------------------
                                                 (Registrant)



    Date:  February 22, 2001          /s/ David L. Hausrath
                                      -----------------------------------------
                                      Name:     David L. Hausrath
                                      Title:    Vice President and
                                                General Counsel





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